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                                                                      Exhibit 11

WESTAMERICA BANCORPORATION

COMPUTATION OF EARNINGS PER SHARE ON COMMON AND
COMMON EQUIVALENT SHARES AND ON COMMON SHARES
ASSUMING FULL DILUTION

                                                                 For the                         For the
                                                              three months                     nine months
                                                           ended September 30,             ended September 30,
(In thousands, except per share data)                     2001             2000            2001           2000
                                                         -------         -------         -------         -------
Weighted average number of common
  shares outstanding - basic                              35,002          36,365          35,475          36,404

Add exercise of options reduced by the number of
  shares that could have been purchased with the
  proceeds of such exercise                                  522             541             550             489
                                                         -------         -------         -------         -------

Weighted average number of common
  shares outstanding - diluted                            35,524          36,906          36,025          36,893
                                                         =======         =======         =======         =======


Net income                                               $21,325         $20,145         $62,508         $59,038

Basic earnings per share                                 $  0.61         $  0.55         $  1.76         $  1.62

Diluted earnings per share                               $  0.60         $  0.55         $  1.74         $  1.60
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